Press Release	Contact:	Tim Harkness
Molecular Devices Corporation
(408) 747-3533

MOLECULAR DEVICES REPORTS REVENUES AND EARNINGS
FOR THIRD QUARTER OF 2003

Sunnyvale, Calif., October 14, 2003 - Molecular Devices Corporation (Nasdaq: MDCC) today announced its revenues and earnings for the quarter ended September 30, 2003.

Revenues for the quarter were within management’s previously stated guidance and met consensus analyst expectations. Earnings per share exceeded management’s previously stated guidance and consensus analyst expectations. Revenues for the third quarter of 2003 were a record $29.3 million, or an increase of 13% compared to the same period last year. Operating income for the third quarter of 2003 increased to $3.2 million or an increase of 73% compared to the same period last year. Fully diluted earnings per share for the third quarter of 2003 were $0.15, an increase of 25% compared with the same period last year.

“We are pleased to report record revenues for the sixth consecutive quarter, and our second highest quarterly revenue total ever,” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “Drug Discovery products, including the IonWorks™, FLIPR® and Discovery-1™ product families were the primary growth drivers during the quarter. We were also pleased with the initial customer response to the recent introduction of the SpectraMax® M2, the first dual-monochromator, multi-detection microplate reader with dual-mode cuvette port for fluorescence and absorbance assays. Our continuing commitment to innovation, and our employees’ ability to execute, has enabled us to deliver results that have met or exceeded expectations throughout persistent uncertain market conditions.”

The Company also reaffirmed guidance for the remainder of 2003 and established guidance for 2004. For the fourth quarter of 2003, the Company anticipates revenues of $32 to $34 million and fully diluted earnings per share of $0.18 to $0.20. This brings expected revenues for the full year 2003 to $114 to $116 million and fully diluted earnings per share to $0.49 to $0.51. For 2004, the Company anticipates revenues of $125 to $135 million and fully diluted earnings per share of $0.65 to $0.75.

Conference Call Information

An earnings announcement conference call is scheduled for Wednesday, October 15, 2003 at 8:00 a.m. PDT (11:00 a.m. EDT). Interested parties can participate in the call by dialing 800-822-4794 (domestic) or 913-981-4912 (international). A taped replay of this call will be available through October 21, 2003. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 766550.

Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com). A replay of the web cast will remain at this location through October 21, 2003.

About Molecular Devices Corporation

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains “forward-looking” statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended June 30, 2003. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

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MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
TOTAL REVENUES	$29,276	$25,907	$82,331	$71,972
TOTAL COST OF REVENUES	10,763	10,373	30,876	28,879

GROSS PROFIT	18,513	15,534	51,455	43,093

OPERATING EXPENSES:
Research and development	4,649	4,612	14,127	13,101
Selling, general and administrative	10,681	9,084	31,136	25,063

Total operating expenses	15,330	13,696	45,263	38,164

INCOME FROM OPERATIONS	3,183	1,838	6,192	4,929
Other income, net	73	461	639	1,244

INCOME BEFORE TAXES	3,256	2,299	6,831	6,173
Income tax provision	(977)	(504)	(2,050)	(1,975)

NET INCOME	$2,279	$1,795	$4,781	$4,198

BASIC NET INCOME PER SHARE	$0.15	$0.12	$0.32	$0.27

DILUTED NET INCOME PER SHARE	$0.15	$0.12	$0.31	$0.27

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	14,935	15,318	15,142	15,354

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE	15,103	15,381	15,223	15,455

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$42,550	$43,733
Short-term investments	11,642	10,050
Accounts receivable, net	24,718	26,443
Inventories, net	17,391	17,722
Deferred tax assets	3,976	5,230
Other current assets	1,902	1,770

Total current assets	102,179	104,948
Long-term investments	3,247	--
Equipment and leasehold improvements, net	9,818	10,943
Other assets	45,950	47,010

	$161,194	$162,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,560	$2,863
Accrued liabilities	13,093	17,234

Total current liabilities	16,653	20,097
Stockholders' equity	144,541	142,804

	$161,194	$162,901